Exhibit 1.4

FORM NO. 3a	Registration No. 33273

BERMUDA

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 GeoPark Holdings Limited by resolution and with the approval of the Registrar of Companies has changed its name and was registered as GeoPark Limited on the 30th day of July 2013.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 30th day of July 2013 for Registrar of Companies